Exhibit 99.01

NEWS RELEASE Xcel Energy Media Relations 414 Nicollet Mall Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

May 18, 2011

Kelly announces August retirement from Xcel Energy;
Fowke named chairman and CEO

MINNEAPOLIS – Richard C. Kelly today announced his intention to retire as chairman and CEO of Xcel Energy effective Aug. 24, 2011, after 43 years with the company.  He made the announcement at Xcel Energy’s annual meeting of shareholders in Minneapolis.

Kelly also announced that Xcel Energy’s board of directors has elected Benjamin G.S. Fowke III, currently president and chief operating officer, to succeed him as chairman and CEO, effective upon Kelly’s retirement.

Kelly, 64, has held various positions with Xcel Energy, including president and CEO, chief operating officer and chief financial officer.  Prior to the merger forming Xcel Energy in 2000, he held a number of finance-related positions with predecessor companies New Century Energies and Public Service Company of Colorado.  He has served on numerous boards of directors for industry and community organizations, and currently is completing his term as chairman of the national Edison Electric Institute.

Before assuming his current responsibilities in August 2009, Fowke, 53, held a variety of executive positions at the company, including executive vice president and CFO from December 2008 to August 2009; vice president and CFO from May 2004 to December 2008; vice president, CFO and treasurer, October 2003 to May 2004; vice president and treasurer, November 2002 to October 2003; and vice president and CFO of Energy Markets business unit, August 2000 to November 2002. Prior to the 2000 merger of Northern States Power Co. and New Century Energies (NCE) to form Xcel Energy in 2000, he was a vice president in the NCE Retail business unit.  Earlier in his career, Fowke worked for 10 years with Next Era Energy, where he held various management positions.

Fredric W. Corrigan, lead director on the Xcel Energy board of directors and retired CEO and president of The Mosaic Company, praised Kelly for his outstanding leadership of the company and within the industry.  “Dick has done an extraordinary job managing the company’s operations while developing an environmental platform that has established Xcel Energy as a true leader in the industry,” he said.

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“Xcel Energy has achieved remarkable results during Dick Kelly’s term as CEO,” Corrigan added. “He and Ben Fowke have worked together closely during this period, and the board has been impressed with Ben’s leadership skills, business acumen and strategic approach.  These are challenging times for the energy industry, and the board looks forward to working with Ben as the company builds on its strong foundation.”

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Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company that provides a comprehensive portfolio of energy-related products and services to 3.4 million electricity customers and 1.9 million natural gas customers through its regulated operating companies in eight Western and Midwestern states. Company headquarters are located in Minneapolis. More information is available at xcelenergy.com.

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